Exhibit 8.1
                      FORM OF FEDERAL AND STATE TAX OPINION

The Board of Directors
Gouverneur Savings and Loan Association
42 Church Street
Gouverneur, New York

Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the proposed reorganization of Gouverneur Savings and Loan Association (the "Bank") from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association which will be a subsidiary of a mid-tier holding company, a majority of the stock of which is to be owned by a federally chartered mutual holding company (the "Reorganization"). The Bank will issue all of its outstanding capital stock to Gouverneur Bancorp, Inc., a federally-chartered corporation (the "Stock Holding Company"), and the Stock Holding Company will sell up to $11,009,810 of its common stock, par value of $.01 per share (the "Common Stock"), representing 45% of its Common Stock to be outstanding after consummation of the Reorganization, to the Bank's Eligible Account Holders, Employee Plans, Supplemental Eligible Account Holders and Other Members, and to certain other parties, pursuant to the Plan of Mutual Holding Company Reorganization and Stock Issuance of the Bank adopted by the Board of Directors of the Bank on April 20, 1998, as amended (the "Plan"). The remainder of the Common Stock of the Stock Holding Company (55% of the Common Stock to be outstanding after consummation of the Reorganization) will be issued to Cambray Mutual Holding Company.

     The structure to be followed in effectuating the Reorganization is described in greater detail below. These and related transactions are further described in the Plan and in the prospectus included in the Stock Holding Company's Registration Statement filed on Form S-1 with the Securities and Exchange Commission in connection with the Reorganization (the "Prospectus"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Plan or Prospectus.

     In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the Bank and the Stock Holding Company as we have deemed appropriate. We have also relied, without independent verification, upon letters of the Bank and the Stock Holding Company to Serchuk & Zelermyer, LLP containing certain representations and have relied upon the letter of Keller and Company, Inc. regarding the value of subscription rights issued under the Plan. We have assumed that the Bank, the Stock Holding Company and other parties will act in accordance with the Plan, and that the representations made by the Bank and the Stock Holding Company in the foregoing letter are true. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.


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     The Bank is a New York State chartered mutual savings and loan association engaged in banking and banking related business in New York State. The Bank has no subsidiaries. The Bank is an accrual basis taxpayer. Immediately prior to the Reorganization, the Bank will convert from a state chartered mutual savings and loan association to a federally chartered mutual savings and loan association. As a mutual entity, the Bank does not have any authorized capital stock. Instead, liquidation and voting rights in the Bank are held by holders of the Bank's deposit accounts (the "Depositors") and will continue to be so held when the Bank becomes a federally chartered mutual savings and loan association. A Depositor's rights terminate when the Depositor's account is closed.

     To effectuate the Reorganization, the Bank proposes the following steps, all of which will be undertaken pursuant to the Plan and will occur sequentially on approximately the same date:

     (i) the Bank will organize an interim federal stock savings bank, Interim One, as its wholly owned subsidiary.

     (ii) Interim One will organize Stock Holding Company, a federally chartered stock corporation, and Interim Two, an interim federally chartered stock savings bank, as its wholly owned subsidiaries.

     (iii) the Bank will exchange its charter for a federal stock savings bank charter (becoming "Stock Bank") (the "Conversion"). In the Conversion, the Depositors will constructively exchange their mutual ownership interests in the Bank for a majority of the shares of stock of Stock Bank to be issued (the "Majority Interest").

     (iv) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual holding company charter (becoming the Mutual Holding Company).

     (v) Interim Two will merge into Stock Bank (the "Merger") with Stock Bank being the surviving institution. In the Merger, the Depositors will exchange the Majority Interest constructively received in the Conversion for mutual ownership interests in Mutual Holding Company (the "Exchange").

     (vi) Mutual Holding Company will transfer the stock of Stock Bank to Stock Holding Company (the "Contribution").

     (vii) Subscriptions rights ("Subscription Rights") to subscribe for a minority of the to be issued and outstanding stock of Stock Holding Company (the "Minority Stock") will be issued to certain depositors of the Bank, and to its tax-qualified employee stock benefit plans.

     (viii) The Minority Stock will be offered in accordance with the regulations of the Office of Thrift Supervision first to the holders of Subscription Rights and then, if any stock remains unsold, such stock shall be sold either in a direct offering by the Bank with a preference given to natural persons in St. Lawrence, Jefferson and Lewis Counties in New York or in a syndicated offering through registered broker-dealers or in a public offering through an underwriter (all referred to as the "Stock Sale").

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      (ix) A majority of the to be issued and outstanding stock of Stock Bank will be owned, immediately after the transactions described above, by Mutual Holding Company as required by OTS regulations and there is no present intention of Mutual Holding Company to dispose of the majority interest in Stock Bank.

     As a result of the transaction, Stock Bank will be a wholly owned subsidiary of Stock Holding Company, which will be a 55% owned subsidiary of Mutual Holding Company. Mutual Holding Company will not have any authorized capital stock. Rather, mutual ownership interests in Mutual Holding Company will consist solely of liquidation and voting rights. Depositors will hold all of the liquidation and voting rights in Mutual Holding Company as long as they maintain deposit accounts in Stock Bank.

     You have requested that we render our opinion as to the federal and New York State tax consequences of the transaction described above. Based upon our review and interpretation of applicable federal and state statutes, Internal Revenue Service Revenue Rulings, and Internal Revenue Service Private Letter Rulings, it is our opinion that:

GENERAL CONCLUSIONS

1. The Conversion is a reorganization described in section 368(a)(1)(F) of the Internal Revenue Code.

2. The Merger in which the Exchange occurs and the Contribution are transfers of property in exchange for stock described in section 351(a).

3. The requirement of section 1.368-1(b) of the regulations of the Internal Revenue Service that there be a continuity of interest on the part of those who were the owners of the Bank prior to the reorganization is satisfied by the depositor's constructive exchange of mutual ownership interests in the Bank for stock in Stock Bank in the Conversion, notwithstanding said depositor's immediate exchange of that stock for mutual ownership interests in Mutual Holding Company immediately thereafter.

4. Neither the Exchange, the Contribution nor the Stock Sale will prevent the Conversion from qualifying as a reorganization under section 368(a)(1)(F).

5. The Merger, in which the Exchange occurs, will be treated as the Depositors' contribution of Stock Bank to Mutual Holding Company in exchange for mutual ownership interests in Mutual Holding Company.

6. The mutual ownership interests in Mutual Holding Company received by the Depositors will be treated as stock within the meaning of section 351(a).

FEDERAL TAX CONSEQUENCES

     Based upon the General Conclusions set forth above, it is our opinion that the consequences

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of the transaction described above will be as follows:

      1. No gain or loss will be recognized by Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Bank. (Code Sections 361(a) and 357(a)).

      2. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of Bank in exchange for shares of Stock Bank common stock. (Code
Section 1032(a)).

      3. Stock Bank's holding period in the assets received from Bank will include the period during which such assets were held by the Bank. (Code Section 1223(2)).

      4. Stock Bank's basis in the assets of Bank will be the same as the basis of such assets in the hands of Bank immediately prior to the proposed transaction. (Code Section 362(b)).

      5. Bank Depositors will recognize no gain or loss upon the constructive receipt of Stock Bank common stock solely in exchange for their membership interests in Bank. (Code Section 354(a)(1)).

      6. The basis of the Stock Bank common stock to be constructively received by the Bank's Depositors will be the same as their basis in their membership interests in the Bank surrendered in exchange therefor. (Code Section 358(a)(1)).

      7. The holding period of the Stock Bank common stock constructively received by the Depositors of the Bank will include the period during which the Bank Depositors held their membership interests, provided that the membership interests were held as capital assets on the date of the exchange.
(Code Section 1223(1)).

      8. The Stock Bank will succeed to and take into account the Bank's earnings and profits or deficit in earnings and profits, as of the date of the proposed transaction. (Code Section 381).

      9. The exchange of stock of Stock Bank deemed constructively received by the Bank's Depositors in exchange for membership interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting "stock" pursuant to Section 351 of the Internal Revenue Code.

      10. The Bank's Depositors will recognize no gain or loss upon the transfer of the Stock Bank stock they constructively received in the Conversion to the Mutual Holding Company solely in exchange for membership interests in the Mutual Holding Company. (Code Section 351).

      11. The Bank's Depositors' basis in the Mutual Holding Company membership interests received in the transaction will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by Mutual Holding Company or to which assets transferred are taken subject. (Code Section 358(a)(1)).

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      12. The Bank's Depositors' holding period for the membership interests in
Mutual Holding Company received in the transaction will include the period during which the property exchanged was held by them, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

      13. Mutual Holding Company will recognize no gain or loss upon the receipt of stock of Stock Bank in exchange for membership interests in the Mutual Holding Company. (Code Section 1032(a)).

      14. Mutual Holding Company's basis in the stock of Stock Bank will be the same as the basis of such property in the hands of the Bank's Depositors immediately prior to the transaction. (Code Section 362(a)).

      15. Mutual Holding Company's holding period for the stock of Stock Bank will include the period during which such property was held by the Bank's Depositors. (Code Section 1223(2)).

      16. The Bank's depositors will recognize no gain or loss solely by reason of the transaction.

      17. The Mutual Holding Company and the persons who purchase Common Stock of the Stock Holding Company in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Stock Holding Company in exchange for stock in the Stock Holding Company. Code Sections 351(a) and 357(a).

      18. Stock Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Stock Holding Company Stock.
(Code Section 1032(a)).

      19. The basis of the Stock Holding Company Common Stock to the Minority Stockholders will be the actual purchase price thereof, and each shareholder's holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

NEW YORK STATE TAX CONSEQUENCES

      It is further our opinion that the consequences of the transactions described above for New York State income tax purposes will be substantially identical to the consequences for federal income tax purposes.

      Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Reorganization or of any transaction related thereto or contemplated by the Plan. This opinion is given solely for the benefit of the parties to the Plan and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement"), and may not be relied upon by any other party or entity or referred to

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in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the Forms MHC-1 and MHC-2 as filed with the Office of Thrift Supervision.



                                    Serchuk & Zelermyer, LLP